Exhibit 99.1

For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602-256-6263 joes@cavco.com On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL SECOND QUARTER RESULTS
Net sales $30 million
Net income $0.5 million
     PHOENIX — (October 23, 2008) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the second quarter and first six months of its fiscal year 2009 ended September 30, 2008.
     Net sales for the second quarter of fiscal 2009 totaled $30,030,000, down 22% from $38,435,000 for the second quarter of fiscal year 2008.
     Net income for the fiscal 2009 second quarter of $518,000 was 73% below the $1,909,000 reported in the same quarter one year ago. Net income per share based on basic and diluted weighted average shares outstanding was $0.08, versus $0.30 and $0.29, respectively, last year.
     For the first six months of fiscal 2009, net sales decreased 14% to $65,539,000 from $75,801,000 for the comparable prior year period, and net income declined 62% to $1,371,000 from $3,644,000 last year. For the first half of fiscal 2009, net income per share based on basic and diluted weighted average shares outstanding was $0.21 and $0.20, respectively, versus $0.57 and $0.55, respectively for the prior year period.
     “The continued deterioration in housing and the accelerated decline in the financial markets had a heavy impact on the Company’s performance in the second quarter. That we remained profitable for the quarter demonstrates the strength of our distribution base, broad product offering and the quality and service we provide,” said Joseph Stegmayer, Chairman, President and Chief Executive Officer.
     “Industry projections indicate that manufactured home shipments may decline by 10% or more in calendar year 2008 compared to 2007’s level, which was a 46-year historic low. Recently, shipments in our largest markets are down even more than these projections. However, given the strength of our debt-free balance sheet and our focus on doing the right things to position the Company well for the challenging near-term and the more promising years ahead, we remain confident that we will weather these turbulent times and emerge prepared to prosper as economic conditions improve.”
     Cavco’s senior management will hold a conference call to review these results tomorrow, October 24, 2008, at 12:00 noon (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link, or the web site www.opencompany.info. An archive of the webcast and presentation will be available for 90 days at these website addresses.
     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general economic conditions; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials and unfavorable zoning ordinances; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2008 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.
(more)

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	March 31,
	2008	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$75,701	$73,610
Restricted cash	151	330
Accounts receivable	7,812	10,093
Inventories	12,489	11,293
Prepaid expenses and other current assets	1,761	1,839
Deferred income taxes	3,778	4,033

Total current assets	101,692	101,198

Property, plant and equipment, at cost:
Land	6,580	6,050
Buildings and improvements	7,379	7,290
Machinery and equipment	8,114	7,979

	22,073	21,319
Accumulated depreciation	(8,991)	(8,613)

	13,082	12,706

Goodwill	67,346	67,346

Total assets	$182,120	$181,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,834	$2,147
Accrued liabilities	16,227	18,005

Total current liabilities	18,061	20,152

Deferred income taxes	15,642	14,747

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,496,460 and 6,452,415 shares, respectively	65	65
Additional paid-in capital	125,509	124,814
Retained earnings	22,843	21,472

Total stockholders’ equity	148,417	146,351

Total liabilities and stockholders’ equity	$182,120	$181,250

(more)

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$30,030	$38,435	$65,539	$75,801
Cost of sales	26,329	32,887	57,650	64,813

Gross profit	3,701	5,548	7,889	10,988
Selling, general and administrative expenses	3,145	3,555	6,246	7,129

Income from operations	556	1,993	1,643	3,859
Interest income	285	718	579	1,389

Income before income taxes	841	2,711	2,222	5,248
Income tax expense	323	802	851	1,604

Net income	$518	$1,909	$1,371	$3,644

Net income per share:
Basic	$0.08	$0.30	$0.21	$0.57

Diluted	$0.08	$0.29	$0.20	$0.55

Weighted average shares outstanding:
Basic	6,484,362	6,423,387	6,472,677	6,411,961

Diluted	6,705,005	6,660,242	6,695,902	6,656,135

(more)

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA – CONTINUING OPERATIONS
(Dollars in thousands, except average sales price amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales
Manufacturing	$29,888	$35,130	$63,971	$71,368
Retail	1,808	4,414	4,324	7,024
Less: Intercompany	(1,666)	(1,109)	(2,756)	(2,591)

Net sales	$30,030	$38,435	$65,539	$75,801

Floor shipments — manufacturing	1,168	1,317	2,457	2,656

Average sales price per floor — manufacturing	$25,589	$26,674	$26,036	$26,870

Home shipments — manufacturing	751	823	1,606	1,679

Average sales price per home — manufacturing	$39,798	$42,685	$39,833	$42,506

Home shipments — retail	37	67	60	96

Capital expenditures	$742	$225	$817	$501

Depreciation	$198	$197	$425	$387

###